Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 27, 2015 with respect to the financial statements of Principal National Life Insurance Company Variable Life Separate Account, (2) dated April 17, 2015 with respect to the financial statement schedules of Principal National Life Insurance Company, and (3) dated April 17, 2015 with respect to the financial statement schedules of Principal National Life Insurance Company, in Post-Effective Amendment No. 6 to the Registration Statement (Form N-6, No. 333-175768) of Principal National Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Variable Universal Life Income III.
/s/Ernst & Young LLP
Des Moines, Iowa
April 27, 2015